Exhibit II.(1)-1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

SUNDAY Communications Limited
(Incorporated in the Cayman Islands with limited liability ) (Stock Code: 0866)

ANNOUNCEMENT DESPATCH OF CIRCULAR RELATING TO (1) VERY SUBSTANTIAL DISPOSAL AND CONNECTED TRANSACTION (2) VOLUNTARY WITHDRAWAL OF LISTING AND PROPOSED DISTRIBUTION

The Circular will be despatched to the Shareholders on Tuesday, 7 November 2006.

The notice of the EGM to be held on Thursday, 30 November 2006 is set out in the Circular.

Shareholders should consider carefully the recommendation of the Independent Board Committee established in respect of the Offer, the Sale and the Withdrawal Proposal and the factors, reasons and recommendation in relation to the Offer, the Sale and the Withdrawal Proposal as set out in the letter from ING, the independent financial adviser to the Independent Board Committee and the Independent Shareholders and details contained in the Circular in respect of the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal, before making a decision on the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal.

Having considered the factors and reasons as set out in the letter from ING contained in the Circular, and as of the date of the Circular, ING considers the terms of the Offer, the Sale and the Withdrawal Proposal taken as a whole are fair and reasonable as far as Independent Shareholders are concerned and advises the Independent Shareholders as well as recommends that the Independent Board Committee advises the Independent Shareholders, to vote in favour of the resolutions to approve and give effect to the Offer, the Sale and the Withdrawal Proposal at the EGM.

Shareholders and potential investors should be aware that the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal are subject to the relevant conditions set out in the October Announcement being fulfilled, and thus may or may not be completed or effected, as the case may be.

Subject to all the conditions of the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal being fulfilled, as applicable, the withdrawal of listing of the Shares from the Stock Exchange is expected to become effective on Monday, 18 December 2006. Details of these conditions are set out in the Circular.

Shareholders and potential investors are advised to exercise caution when dealings in the Shares.

INTRODUCTION

Reference is made to the announcement of the Company dated 3 October 2006 (the “October Announcement”). Terms defined in the October Announcement shall have the same meaning when used in this announcement unless otherwise defined herein.

DESPATCH OF THE CIRCULAR

The circular of the Company in respect of the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal (“Circular”) will be despatched to the Shareholders on Tuesday, 7 November 2006.

The Circular contains, among other things, further details about the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal, the expected timetable, information regarding the SUNDAY Group, the letter from the independent committee of the Board established by the Company to consider and opine on the Offer, the Sale and the Withdrawal Proposal (“Independent Board Committee”), the letter from ING Bank N.V. (“ING”), the independent financial adviser to the Independent Board Committee and the Independent Shareholders, the accountants’ report on the

SUNDAY Group, the unaudited pro forma financial information of the remaining members of the SUNDAY Group after completion of the Sale and a notice of the EGM.

RECOMMENDATION OF THE INDEPENDENT BOARD COMMITTEE AND ING

Mr. John William Crawford, Mr. Henry Michael Pearson Miles and Mr. Robert John Richard Owen, being all the independent non-executive directors of the Company, have been appointed by the Board as members of the Independent Board Committee to advise the Independent Shareholders in relation to the Offer, the Sale and the Withdrawal Proposal. ING has been appointed by the Company as the independent financial adviser to advise the Independent Board Committee and the Independent Shareholders in connection with the Offer, the Sale and the Withdrawal Proposal. The Circular contains, among other things, a letter from ING giving its advice and recommendation to the Independent Board Committee and the Independent Shareholders on the Offer, the Sale and the Withdrawal Proposal.

Shareholders should consider carefully the recommendation of the Independent Board Committee and the factors, reasons and recommendation in relation to the Offer, the Sale and the Withdrawal Proposal as set out in the letter from ING and details contained in the Circular in respect of the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal before making a decision on the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal.

Having considered the factors and reasons as set out in the letter from ING contained in the Circular, and as of the date of the Circular, ING considers the terms of the Offer, the Sale and the Withdrawal Proposal taken as a whole are fair and reasonable as far as Independent Shareholders are concerned and advises the Independent Shareholders as well as recommends that the Independent Board Committee advise the Independent Shareholders, to vote in favour of the resolutions to approve and give effect to the Offer, the Sale and the Withdrawal Proposal at the EGM.

EGM

The EGM will be held at 3:00 p.m. on Thursday, 30 November 2006 in the Conference Room, 14th Floor, PCCW Tower, TaiKoo Place, 979 King’s Road, Quarry Bay, Hong Kong. Notice of the EGM is set out in the Circular. For the purpose of the EGM, dealings in the Shares are expected to be suspended from 9:30 a.m. on Thursday, 30 November 2006 until the release of the results of the EGM, which is expected to be on Friday, 1 December 2006.

A further announcement will be made by the Company in relation to, inter alia, the results of the EGM.

CLOSURE OF REGISTERS OF MEMBERS

For the purpose of determining the entitlements of the Shareholders to attend and vote at the EGM, the registers of members of the Company will be closed from Tuesday, 28 November 2006 to Thursday, 30 November 2006 (both days inclusive). During such period, no transfer of Shares will be effected. In order to qualify to vote at the EGM, all transfers accompanied by the relevant share certificates must be lodged with the Hong Kong branch share registrar of the Company, Computershare Hong Kong Investor Services Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong by not later than 4:00 p.m. on Monday, 27 November 2006.

Subject to the relevant resolutions having been passed at the EGM, the last day for dealings in the Shares on the Stock Exchange will be Tuesday, 12 December 2006. The record date of the Proposed Distribution is anticipated to be Friday, 15 December 2006. To qualify for entitlements for the Proposed Distribution, all transfers accompanied by the relevant share certificates must be lodged with Computershare Hong Kong Investor Services Limited by not later than 4:00 p.m. on Friday, 15 December 2006.

CONDITIONS OF THE OFFER, THE SALE, THE PROPOSED DISTRIBUTION AND THE WITHDRAWAL PROPOSAL

Shareholders and potential investors should be aware that the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal are subject to the relevant conditions set out in the October Announcement being fulfilled, and thus may or may not be completed or effected, as the case may be.

Subject to all the conditions of the Offer, the Sale, the Proposed Distribution and the Withdrawal Proposal being fulfilled, as applicable, the withdrawal of listing of the Shares from the Stock Exchange is expected to become effective on Monday, 18 December 2006. Details of these conditions are set out in the Circular.

Shareholders and potential investors are advised to exercise caution when dealings in the Shares.

EXPECTED TIMETABLE
Hong Kong time
(unless otherwise stated)

Latest time for receipt by the Depositary of completed Voting Instruction Cards (as defined below) from ADS Holders (as defined below) (Notes 1 and 2)	5:00 p.m. (New York time)
on Wednesday, 22 November 2006

Latest time for lodging transfers of Shares to qualify for attending and voting at the EGM (Note 2)	4:00 p.m. on Monday,
27 November 2006

Registers of members closed for determination of entitlements of Shareholders to attend and vote at the EGM	Tuesday, 28 November 2006 to
Thursday, 30 November 2006 (both days inclusive)

Latest time for lodging forms of proxy in respect of the EGM (Note 3)	3:00 p.m. on Tuesday,
28 November 2006

Suspension of dealings in the Shares	9:30 a.m. on Thursday,
30 November 2006

EGM	3:00 p.m. on Thursday,
30 November 2006

The Board conditionally declares the Proposed Distribution
and fixes the record date for the Proposed Distribution	Thursday, 30 November 2006

Announcement of the results of the EGM and the proposed
    withdrawal of the listing of the Shares on the Stock
   Exchange, conditional declaration of the Proposed
    Distribution by the Board and the record date for the
    Proposed Distribution to be published in The Standard
and Hong Kong Economic Times	Friday, 1 December 2006

Resumption of dealings in the Shares	9:30 a.m. on Friday, 1 December 2006

Completion of the Sale (Note 4)	Monday, 4 December 2006

Last day of dealings in the Shares on the Stock Exchange (Note 5)	4:00 p.m. on Tuesday, 12 December 2006

Latest time for lodging transfers of Shares to qualify for entitlements for the Proposed Distribution	4:00 p.m. on Friday, 15 December 2006

Record date for the Proposed Distribution (Notes 5 and 6)	4:00 p.m. on Friday, 15 December 2006

Withdrawal of listing of the Shares on the Stock Exchange effective	9:30 a.m. on Monday, 18 December 2006

Announcement of the withdrawal of the listing of the Shares on the Stock Exchange to be published in The Standard and Hong Kong Economic Times	Monday, 18 December 2006

Effective date on which the Company is de-registered in the Cayman Islands and continued as a British Virgin Islands business company in the British Virgin Islands	Wednesday, 20 December 2006

Cheques for cash payments and payments through the Central Clearing and Settlement System pursuant to the Proposed Distribution to be despatched to the Independent Shareholders on or before (Note 5)	Friday, 29 December 2006

Notes:

1.	Voting instruction cards in respect of ADSs (“Voting Instruction Cards”) to be used by holders of ADSs (“ADS Holders”) should be returned to the Depositary in accordance with the instructions on the Voting Instruction Card as soon as possible and in any event no later than 5:00 p.m. (New York time) on Wednesday, 22 November 2006. If an ADS Holder does not return the Voting Instruction Card by this time, the Shares underlying his or her ADSs will not be voted at the EGM.

2.	ADS Holders who wish to surrender their ADSs, withdraw the underlying Shares and become registered holders of the Shares should contact the Depositary at (001) (212) 815 2783.

3.	The form of proxy should be lodged, by hand or by post, with Computershare Hong Kong Investor Services Limited, the Hong Kong branch share registrar of the Company, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wan Chai, Hong Kong, as soon as possible and in any event no later than the time and date stated above. In order to be valid, the form of proxy for the EGM must be lodged no later than the time and date stated above. Completion and return of the form of proxy for the EGM will not preclude a Shareholder from attending the EGM and voting in person. In such event, the returned form of proxy will be deemed to have been revoked.

4.	Assuming the requisite approval is obtained at the EGM, it is the Board’s intention to proceed to accept the Offer immediately following the EGM. The Company, PCCW and CAS Holding No. 2 Limited (a wholly owned subsidiary of PCCW and the purchaser of the Sale Shares), would then enter into a formal sale and purchase agreement as soon as practicable and proceed to completion of the Sale.

5.	There are three business days between (i) the last day of dealings in the Shares on the Stock Exchange and (ii) the record date for the Proposed Distribution, in order to allow sufficient time for clearing and settlement of dealings in the Shares on the last day of trading to enable purchasers of the Shares on the last day of trading to qualify for the Proposed Distribution.

6.	The Proposed Distribution will not be made if, inter alia, the Sale is not completed or if the listing of the Shares on the Stock Exchange is not withdrawn or the de-registration of the Company in the Cayman Islands and the continuation of the Company as a British Virgin Islands business company in the British Virgin Islands is not completed.

7.	All references in this announcement to times and dates are references to Hong Kong times and dates, other than references to the latest time for receipt by the Depositary of completed Voting Instruction Cards from ADS Holders, which is New York time. New York time is 12 hours behind Hong Kong time.

Shareholders should note that the above timetable is subject to change. Further announcement(s) will be made in the event that there is any such change.

US AND OTHER OVERSEAS SHAREHOLDERS OF THE COMPANY

The making of the Proposed Distribution and any payments due to Shareholders arising from the winding up of the Company to persons not resident in Hong Kong may be subject to the laws of the relevant jurisdictions. Such persons should inform themselves about and observe any applicable legal and regulatory requirements. It is the responsibility of any overseas Independent Shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, and the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

ADS Holders cannot vote at the EGM directly but may instruct the Depositary to vote pursuant to the terms of the Deposit Agreement. Persons holding ADSs indirectly must rely on the procedures of the bank, broker or financial institution in which such ADSs are held. A Voting Instruction Card must be completed, signed and returned to the Depositary so that the Depositary receives it no later than 5:00 p.m. (New York time) on Wednesday, 22 November 2006. If an ADS Holder does not return the Voting Instruction Card by this time, the Shares underlying his or her ADSs will not be voted at the EGM. ADS Holders may also elect to become holders of Shares by surrendering their ADSs and withdrawing the Shares represented by ADSs. In order to surrender their ADSs and withdraw the underlying Shares, ADS Holders should contact the Depositary at (001) (212) 815 2783.

Around the time of and subject to the Withdrawal Proposal becoming effective, the Company will take the appropriate measures to withdraw the ADSs from quotation on the NASDAQ Global Market in the US.

NOTICE TO US HOLDERS

The Offer, Sale, Proposed Distribution and Withdrawal Proposal are subject to shareholders’ approval and disclosure requirements of Hong Kong that are different from those of the US. It may be difficult for ADS Holders to enforce their rights and any claim ADS Holders may have arising under the federal securities laws, since the Company is located in Hong Kong and some or all of its officers and directors may be residents of Hong Kong or other foreign countries. ADS Holders may not be able to sue the Company or its officers or directors in Hong Kong or another foreign court for violations of the US securities laws. It may be difficult to compel the Company or its affiliates to subject themselves to a US court’s judgment.

By Order of the Board SUNDAY Communications Limited Alexander Anthony Arena Chairman

Hong Kong, 6 November 2006

As at the date of this announcement, the Directors are as follows:

Executive Directors:
Alexander Anthony Arena (Chairman); Chan Kee Sun, Tom; Chan Wing Wa; Chow Ding Man; Hui Hon Hing, Susanna

Independent Non-Executive Directors:
John William Crawford; Henry Michael Pearson Miles; Robert John Richard Owen